Exhibit 99.2

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Pricing of Offering

of 10,000,000 Shares of Common Stock

FRANKLIN, Tenn. – January 6, 2016 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (“Acadia” or the “Company”) today announced the pricing of its previously announced underwritten public offering of 10,000,000 shares of common stock at a public offering price of $61.00 per share, for gross proceeds to the Company of $610 million, before the underwriting discount and offering expenses. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock at the public offering price less the underwriting discount. Acadia intends to use the proceeds from the offering principally to fund its acquisition strategy, particularly to fund a portion of the purchase price for its planned acquisition of the Priory Group, a leading provider of behavioral healthcare services in the United Kingdom, and the fees and expenses related to the transaction.

BofA Merrill Lynch and Jefferies LLC are acting as joint book-running managers for the offering. The shares of common stock are being offered pursuant to the Company’s shelf registration statement on file with the Securities and Exchange Commission. The offering is made solely by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting: (i) BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department or by e-mail at dg.prospectus_requests@baml.com or (ii) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by e-mail at Prospectus_Department@Jefferies.com or by telephone at (877) 821-7388.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 258 behavioral healthcare facilities with more than 9,900 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.